                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION

     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the underdersigned corporation hereby submits the following amendments to the corporation's Restated Articles of Incorporation.

     1.  The name of the corporation is Active Voice Corporation.

     2. The first paragraph of Section 4.1 of the Restated Articles of Incorporation is amended to read as follows:

              "4.1. The corporation shall have authority to issue sixty-two million (62,000,000) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

                     (a)  Sixty million (60,000,000) shares of common stock.

                     (b)  Two million (2,000,000) shares of preferred stock.

         The shares of said preferred class may be divided into and issued in series. Except to the extent that the relative rights and preferences of any series may be or have been designated by means of an amendment hereto approved by the corporation's shareholders, authority is vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide any part or all of such preferred class into any number of series, to fix and determine relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued."

     1.  The date of adoption of such amendment was March 8, 2000.

     2. Such amendment was duly approved by the corporation's shareholders in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

DATED: March 8, 2000.

                                     Active Voice Corporation



                                     By: /s/ Jose S. David
                                         --------------------------------------
                                         Jose S. David, Chief Financial Officer